Exhibit 18






November 13, 2001




Board of Directors
Phillips Petroleum Company
Phillips Building
Bartlesville, Oklahoma 74004

Members of the Board of Directors:

Note 2 of Notes to the Consolidated Financial Statements of Phillips Petroleum Company included in its quarterly report on Form 10-Q for the quarter ended September 30, 2001, describes a change in the method of accounting for the costs of major maintenance turnarounds from the "accrue-in-advance" method to the "expense-as-incurred" method. There are no authoritative criteria for determining a "preferable" method of accounting for major maintenance turnaround costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 2000, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

                                Very truly yours,



                            /s/ Ernst & Young LLP

                                Ernst & Young LLP
                                Tulsa, Oklahoma


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